Exhibit 99.1

                                                                      [LOGO] CIT

             CIT ANNOUNCES STRONG FIRST QUARTER DILUTED EPS OF $0.98

      o Diluted EPS up 29% from prior year (excluding 2004 debt redemption gain)

      o     Return on tangible equity exceeds 15%

      o Managed assets up $8.7 billion, new business volume up 9% from prior year

      o     Expense reduction of $17 million from prior quarter

      o     Credit quality remains strong

      o     EPS growth target raised to 20%

      NEW YORK, April 20, 2005 - CIT Group Inc. (NYSE: CIT) today reported net income of $210.4 million for the first quarter, an increase from $189.3 million last year. Diluted earnings per share were $0.98 for the quarter, up from $0.88 last year. Return on average tangible equity ("ROTE") for the quarter was 15.3% compared to 15.1% last year. The prior year earnings included a $25.5 million after tax gain on early debt redemption. Excluding this gain, the prior year diluted EPS and return on average tangible equity were $0.76 and 13.1%.

      The current quarter results were marked by lower charge-offs, strong non-spread revenues and a lower effective tax rate.

      Commenting on the Company's performance, Jeffrey M. Peek, Chairman and Chief Executive Officer, said: "We're off to a solid start in 2005 as evidenced by the significant progress made against our key performance metrics. Revenue growth was broad based, credit quality continued to improve, and new business volume and asset growth were up, despite the seasonality of the first quarter.

      "Our sales and business development initiatives accelerated and we continued to execute on the fundamentals of our business. By actively managing our portfolio, we realized tax savings that allowed us to retain a greater portion of income earned. Further, we increased the dividend payout for our shareholders and continue to generate sufficient capital to support business growth. Finally, we added depth and talent to our leadership team.

      "In all, I am please to report that our discipline and experience continues to deliver results in today's extremely liquid market. We remain prudent in our approach to growth and true to our core credit and capital competencies.

      "As a result of the strength in the business and the structural reduction in our tax rate, our earnings per share growth target has increased to 20% for 2005."

Financial Highlights:

Portfolio and Managed Assets

o Managed assets were $58.8 billion at March 31, 2005, up 10.0% and 17.4% from last quarter and last year. The increase for the quarter is highlighted by the acquisition of Education Lending Group ("EDLG"), with over $4 billion in receivables, the acquisition of over $850 million of factoring receivables and continued growth in the home lending program. Partially offsetting the increases were the continued liquidation of non-strategic assets and securitized receivable runoff of approximately $600 million. Excluding EDLG, managed assets increased 1.7% for the quarter and 8.5% over last year.

o Liquidating portfolios declined $321 million during the quarter to $287 million primarily reflecting the sale of manufactured housing assets; venture capital investments declined $79 million to $102 million on the sale of investments.

o Total financing and leasing portfolio assets grew to $51.1 billion at March 31, 2005, up 13.1% and 24.5% (3.3% and 13.7% excluding EDLG) from last quarter and last year.

o Origination volume for the quarter, excluding factoring volume, increased 9.3% (to $5.7 billion) from the prior year. Volume for the quarter remained strong due to aerospace deliveries in Capital Finance, as well as home lending in Specialty Finance and asset-based lending in the Business Credit unit. Education lending volume was $171 million for the period of ownership, approximately half the quarter.

Net Finance and Risk-Adjusted Margin

o Net finance margin was 3.54% as a percentage of average earning assets (3.67% excluding EDLG) compared to 3.94% last year. Portfolio mix shift, enhanced liquidity, modest pressure from rising short-term interest rates and market pricing contributed to the decline. In addition, interest margin declined 12 basis points ($13.1 million), due to a one-time reduction in interest previously accrued in a Specialty Finance vendor program. This amount related to third-party servicing errors that began in 2003.

o Operating lease margins, at 5.83% of average operating leases, were up from 5.51% last year, reflecting improved Capital Finance margins in both aerospace and rail.

o Risk-adjusted margin (net finance margin after provision for credit losses) was 3.13% (3.24% excluding EDLG), up 12 basis points from the prior year quarter, benefiting from lower charge-offs.

o This quarter, we reclassified aerospace and rail maintenance costs from operating expense to lease margin to align our public reporting with our internal business analysis. The impact was a reduction to margin of $11.7 million (0.11%) and $7.3 million (0.08%) for 2005 and 2004. Prior period balances were restated to conform to current presentation.

Credit Quality

o Net charge-offs for the quarter were 0.52% of average finance receivables (0.55% excluding EDLG) compared to 1.26% last year and 0.52% last quarter, with the year-over-year improvement most notable in the Equipment Finance segment. In addition, the prior-year period included $26.0 million (0.28%) in charge-offs relating to the telecommunications and liquidating portfolios.

      There were no telecommunications charge-offs during the current quarter or the fourth quarter of 2004. Recoveries for the current and prior year quarters were 0.17% and 0.13% compared to 0.30% last quarter.

o Total 60+ day owned delinquencies were $723 million or 1.76% of finance receivables ($611 million, 1.66% excluding EDLG) at March 31, 2005, compared to $608 million (1.73%) last quarter and $609 million (1.89%) last year. The improvement over last year is most notable in Equipment Finance and the Business Credit unit, offset in part by higher delinquency in the factoring operation.

o Non-performing assets (non-accrual loans plus repossessed assets) were $528 million or 1.28% of finance receivables ($528 million or 1.43% excluding EDLG), compared to $540 million (1.54%) last quarter and $667 million (2.07%) last year.

o The reserve for credit losses was $620.4 million (1.51% of finance receivables), compared to $617.2 million (1.76%) at December 31, 2004 and $636.7 million (1.98%) at March 31, 2004. The decline in the percentage during the quarter reflects the impact of the EDLG acquisition.

Other Revenue

o Other revenue totaled $239.4 million for the 2005 quarter ($238.6 million excluding EDLG), up from $230.4 million for the prior year.

o Fees and other income totaled $150.2 million up from $126.7 million last year on strength in Specialty Finance - commercial and in the Business Credit unit, partially offset by lower servicing fees and lower income from securitization retained interests, reflecting the lower level of securitized assets.

o Securitization gains declined to $11.8 million, 3.5% of pretax income for the 2005 quarter, from $21.4 million, 6.9% in the prior year. Securitization gains as a percentage of volume securitized declined from the prior year due to tighter spreads on assets sold.

Salaries and General Operating Expenses

o Total operating expenses were $261.0 million ($254.0 excluding EDLG), versus $271.6 million last quarter and $240.0 million a year ago. The decrease from last quarter reflects lower legal and professional fees as well as reduced travel and entertainment and other expenses. The increase from last year reflected higher incentive-based compensation due to improved volumes, fees and profitability, and higher salaries due to recent acquisitions.

o The efficiency ratio was 40.8% (40.1% excluding EDLG) compared to 42.3% last quarter, excluding prior period losses relating to the accelerated liquidations of manufactured housing and venture capital assets, and 40.4% last year.

o Employee headcount totaled approximately 6,130 versus 5,860 at December 31, 2004, and 5,795 at March 31, 2004. The increase from December was largely due to the EDLG acquisition.

Effective Tax Rate

o The 2005 earnings benefited from a reduction in the effective tax rate to 36.8% from 39.0%. The reduction was due to increased profitability in our lower-taxed international operations and the relocation of certain aerospace assets to Ireland, as the American Jobs Creation Act of 2004 provides favorable treatment for certain long-lived assets held offshore.

Capitalization and Leverage

o The ratio of tangible equity to managed assets at March 31, 2005 was 9.59%, compared to 10.72% at December 31, 2004, and 10.69% last year, reflecting acquisitions during the quarter.

o On April 18, 2005, our Board of Directors approved an expanded common stock repurchase program for an additional 5 million shares. Shares will be repurchased in connection with our employee stock plans and general corporate purposes.

Profitability

o Return on average tangible equity was 15.3% and return on average equity was 13.6% for the 2005 quarter, compared to 15.1% and 13.8% for the prior year period (13.1% and 11.9% excluding the benefit of 2004 gain on debt redemption).

o Return on average earning assets was 1.91% for the quarter compared to 2.05% last year (1.78% excluding the benefit of the 2004 gain on debt redemption.)

o Return on average managed assets was 1.62% for the quarter compared to 1.64% last year (1.42% excluding the 2004 gain on debt redemption.)

Specialty Finance Group

Specialty Finance - commercial

o Owned assets declined $250 million during the quarter, reflecting the sale of over $300 million in manufactured housing assets. Managed assets increased 6% over the prior year, driven by 2004 acquisitions.

o Net income improved over the prior year quarter, as strong international, small business lending and small / mid-ticket leasing profitability was mitigated by lower major vendor earnings.

Specialty Finance - consumer

o Excluding EDLG, managed assets grew 6.5% and 37.5% from last quarter and last year, reflecting home lending growth.

o Home lending earnings doubled from the prior year reflecting the higher earning assets base and reduced charge-offs.

o Educational lending was essentially break-even after costs of funding for the 45-day period of ownership.

Commercial Finance Group

Commercial Finance - Business Credit (asset based lending) and Commercial Services (factoring)

o Assets increased in both units during the quarter. The Commercial Services growth of $980.8 million included the previously mentioned factoring acquisition.

o Profitability improvement from the prior year was driven by Business Credit, reflecting higher risk-adjusted margins and non-spread revenue. Factoring commission rates were down compared to last year.

Equipment Finance

o New business volume was flat with the prior year and down from a strong prior quarter, which is typical of business seasonality in this segment. Managed assets were essentially flat with year-end excluding the transfer of the approximately $400 million sports and gaming portfolio to Business Credit.

o Equipment Finance profitability improved from the prior year, reflecting strong improvement in charge-offs.

Capital Finance

o Earnings improved from the prior year, benefiting from stronger operating lease margins in both aerospace and rail and lower charge-offs. Aircraft utilization remains high with one commercial aircraft off lease at March 31, 2005.

o Three new aircraft deliveries were funded during the quarter. Total remaining deliveries for 2005 are 15, of which 12 have been placed. Owned assets, while down $43 million from year-end on syndication activity, increased 5.3% from the prior year.

Forward-Looking Information

Management updated its financial targets for 2005:

o     EPS growth increased to 20% from the mid-teens

o     ROTE increased to 16% from 15%

o     Operating   efficiency   improved  to  39%  from  40%  due  to  accounting
      reclassification of air and rail maintenance expenses

o Risk-adjusted margin revised to 3.0%-3.2% from 3.4%-3.6% to reflect the impact of the EDLG acquisition, the expense reclassification described above, and other factors

o Asset growth (including assets associated with the EDLG acquisition) increased to 16%-18% from 8-10%

Conference Call and Webcast:

      We will discuss this quarter's results, as well as ongoing strategy, on a conference call today at 11:00 am (EDT). Interested parties may access the conference call live today by dialing 877-558-5219 for U.S. and Canadian callers or 706-634-5438 for international callers, and reference "CIT earnings call," or at the following website: http://ir.cit.com. An audio replay of the call will be available beginning shortly after the conclusion of the call until 11:59 pm
(EDT) April 27, 2005, by dialing 800-642-1687 for U.S. and Canadian callers or 706-645-9291 for international callers with the pass-code 3102269, or at the following website: http://ir.cit.com.

About CIT:

      CIT Group Inc. (NYSE: CIT), a leading commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has nearly $60 billion in assets under management and possesses the financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries. CIT, a Fortune 500 company, and a component of the S&P 500 Index, holds leading positions in vendor financing, factoring, equipment and transportation financing, Small Business Administration loans, and asset-based lending. CIT, with its principal offices in Livingston, New Jersey and New York City, has approximately 6,000 employees in locations throughout North America, Europe, Latin and South America, and the Pacific Rim. For more information, visit www.cit.com.

Forward-Looking Statements:

      This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond CIT's control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words "anticipate," "believe," "expect," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding market, competitive and/or regulatory factors, among others, affecting CIT's businesses are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors are described in CIT's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004. CIT is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise. This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have provided a reconciliation of those measures to the most directly comparable GAAP measures, which is available with this release and on our website at http://ir.cit.com.

                                       ###

For Information:  Valerie L. Gerard - Senior Vice President - Investor Relations
                  (973) 422-3284
                        or
                  Chris Hardwick - Vice President - Director, External
                    Communications
                  (973) 597-2095

                         CIT GROUP INC. AND SUBSIDIARIES
                    UNAUDITED CONSOLIDATED INCOME STATEMENTS
                  (dollars in millions, except per share data)

                                                                    Quarters Ended
                                                       -----------------------------------------
                                                        March 31,     December 31,     March 31,
                                                           2005           2004           2004
                                                       -----------    -----------    -----------

Finance income                                         $   1,022.0    $     998.0    $     896.9
Interest expense                                             394.2          346.7          298.0
                                                       -----------    -----------    -----------
Net finance income                                           627.8          651.3          598.9
Depreciation on operating lease equipment                    237.6          243.5          235.8
                                                       -----------    -----------    -----------
Net finance margin                                           390.2          407.8          363.1
Provision for credit losses                                   45.3            2.7           85.6
                                                       -----------    -----------    -----------
Net finance margin after provision for credit losses         344.9          405.1          277.5
Other revenue                                                239.4          214.2          230.4
Gain (loss) on venture capital investments                    10.8          (11.4)           0.7
                                                       -----------    -----------    -----------
Operating margin                                             595.1          607.9          508.6
Salaries and general operating expenses                      261.0          271.6          240.0
Gain on redemption of debt                                      --             --           41.8
                                                       -----------    -----------    -----------
Income before provision for income taxes                     334.1          336.3          310.4
Provision for income taxes                                  (122.8)        (131.6)        (121.1)
Minority interest, after tax                                  (0.9)          (0.9)            --
                                                       -----------    -----------    -----------
Net income                                             $     210.4    $     203.8    $     189.3
                                                       ===========    ===========    ===========

Earnings per share
Basic earnings per share                               $      1.00    $      0.97    $      0.89
Diluted earnings per share                             $      0.98    $      0.95    $      0.88
Number of shares - basic (thousands)                       210,656        210,208        211,839
Number of shares - diluted (thousands)                     215,090        214,860        215,809

Certain prior period balances have been reclassified to conform to current period presentation; equipment maintenance related costs totaling $10.5 million and $7.3 million for the quarters ended December 31, 2004 and March 31, 2004, have been reclassified to finance income and depreciation from operating expenses.

Other Revenue
  Fees and other income                                $     150.2    $     115.6    $     126.7
  Factoring commissions                                       54.8           59.0           55.0
  Gains on sales of leasing equipment                         22.6           23.7           27.3
  Gains on securitizations                                    11.8           15.9           21.4
                                                       -----------    -----------    -----------
  Total other revenue                                  $     239.4    $     214.2    $     230.4
                                                       ===========    ===========    ===========

Fees and other income include: servicing fees, structuring and advisory fees, syndication fees and gains from other asset and receivable sales.

                         CIT GROUP INC. AND SUBSIDIARIES
                      UNAUDITED CONSOLIDATED BALANCE SHEETS
                              (dollars in millions)

                                                        March 31,   December 31,
                                                          2005          2004
                                                       ---------    -----------

ASSETS
Financing and leasing assets:
   Finance receivables                                 $41,182.5     $35,048.2
   Reserve for credit losses                              (620.4)       (617.2)
                                                       ---------     ---------
   Net finance receivables                              40,562.1      34,431.0
   Operating lease equipment, net                        8,313.1       8,290.9
   Finance receivables held for sale                     1,481.3       1,640.8
Cash and cash equivalents                                1,638.1       2,210.2
Retained interests in securitizations
   and other investments                                 1,123.2       1,228.2
Goodwill and intangible assets, net                        906.4         596.5
Other assets                                             2,756.8       2,713.7
                                                       ---------     ---------
Total Assets                                           $56,781.0     $51,111.3
                                                       =========     =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Debt:
   Commercial paper                                    $ 3,963.0     $ 4,210.9
   Variable-rate senior unsecured notes                 11,473.1      11,545.0
   Fixed-rate senior unsecured notes                    22,197.0      21,715.1
   Non-recourse, secured borrowings -
     education lending                                   4,638.9            --
   Preferred capital securities                            253.3         253.8
                                                       ---------     ---------
Total debt                                              42,525.3      37,724.8
Credit balances of factoring clients                     4,269.8       3,847.3
Accrued liabilities and payables                         3,619.1       3,443.7
                                                       ---------     ---------
Total Liabilities                                       50,414.2      45,015.8

Minority interest                                           48.8          40.4
Stockholders' Equity:
   Common stock                                              2.1           2.1
   Paid-in capital                                      10,654.5      10,674.3
   Accumulated deficit                                  (4,316.5)     (4,499.1)
   Accumulated other comprehensive income (loss)            31.2         (58.4)

Less: Treasury stock, at cost                              (53.3)        (63.8)
                                                       ---------     ---------
Total Stockholders' Equity                               6,318.0       6,055.1
                                                       ---------     ---------
Total Liabilities and Stockholders' Equity             $56,781.0     $51,111.3
                                                       =========     =========

Other Assets
Investments in and receivables from
   non-consolidated subsidiaries                       $   729.0     $   719.5
Accrued interest and receivables from
   derivative counterparties                               408.2         390.0
Deposits on commercial aerospace
   flight equipment                                        327.3         333.1
Direct and private fund equity investments                 101.8         181.0
Prepaid expenses                                            97.2         105.3
Repossessed assets and off-lease equipment                  84.4          98.9
Furniture and fixtures, miscellaneous
   receivables and other assets                          1,008.9         885.9
                                                       ---------     ---------
                                                       $ 2,756.8     $ 2,713.7
                                                       =========     =========

                         CIT GROUP INC. AND SUBSIDIARIES
                       OWNED AND MANAGED ASSET COMPOSITION
                              (dollars in millions)

                                                                               March 31,   December 31,   March 31,
                                                                                 2005         2004         2004
                                                                               ---------   ------------  ---------
Specialty Finance Group
   Specialty Finance - commercial Segment
             Finance receivables                                               $ 8,838.0    $ 8,805.7    $ 7,926.8
             Operating lease equipment, net                                      1,030.9      1,078.7        919.1
             Finance receivables held for sale                                   1,053.6      1,288.4        737.1
                                                                               ---------    ---------    ---------
               Owned assets                                                     10,922.5     11,172.8      9,583.0
             Finance receivables securitized and managed by CIT                  3,870.2      4,165.5      4,362.6
                                                                               ---------    ---------    ---------
               Managed assets                                                   14,792.7     15,338.3     13,945.6
                                                                               ---------    ---------    ---------
   Specialty Finance - consumer Segment
             Finance receivables - home lending                                  5,423.5      4,896.8      3,140.4
             Finance receivables - education lending                             4,322.9           --           --
             Finance receivables - other                                           255.8        236.0        174.7
             Finance receivables held for sale                                     335.9        241.7        150.0
                                                                               ---------    ---------    ---------
               Owned assets                                                     10,338.1      5,374.5      3,465.1
             Home lending finance receivables securitized and managed by CIT     1,131.5      1,228.7      1,651.9
                                                                               ---------    ---------    ---------
                 Managed assets                                                 11,469.6      6,603.2      5,117.0
                                                                               ---------    ---------    ---------
Commercial Finance Group
   Commercial Finance Segment
        Commercial Services
             Finance receivables                                                 7,184.9      6,204.1      6,450.0
        Business Credit
             Finance receivables(1)                                              6,221.3      5,576.3      5,202.7
                                                                               ---------    ---------    ---------
               Owned assets                                                     13,406.2     11,780.4     11,652.7
                                                                               ---------    ---------    ---------

   Equipment Finance Segment
             Finance receivables(1)                                              6,105.1      6,373.1      6,367.0
             Operating lease equipment, net                                        428.1        440.6        385.6
             Finance receivables held for sale                                      91.8        110.7        119.1
                                                                               ---------    ---------    ---------
               Owned assets                                                      6,625.0      6,924.4      6,871.7
             Finance receivables securitized and managed by CIT                  2,714.9      2,915.5      3,052.5
                                                                               ---------    ---------    ---------
               Managed assets                                                    9,339.9      9,839.9      9,924.2
                                                                               ---------    ---------    ---------

   Capital Finance Segment
             Finance receivables                                                 2,831.0      2,956.2      2,925.8
             Operating lease equipment, net                                      6,854.1      6,771.6      6,271.5
                                                                               ---------    ---------    ---------
               Owned assets                                                      9,685.1      9,727.8      9,197.3
                                                                               ---------    ---------    ---------

   Other - Equity Investments                                                      101.8        181.0        251.8
                                                                               ---------    ---------    ---------

   Total
             Finance receivables                                               $41,182.5    $35,048.2    $32,187.4
             Operating lease equipment, net                                      8,313.1      8,290.9      7,576.2
             Finance receivables held for sale                                   1,481.3      1,640.8      1,006.2
                                                                               ---------    ---------    ---------
               Financing and leasing assets excl. equity investments            50,976.9     44,979.9     40,769.8
             Equity investments (included in other assets)                         101.8        181.0        251.8
                                                                               ---------    ---------    ---------
               Owned assets                                                     51,078.7     45,160.9     41,021.6
             Finance receivables securitized and managed by CIT                  7,716.6      8,309.7      9,067.0
                                                                               ---------    ---------    ---------
               Managed assets                                                  $58,795.3    $53,470.6    $50,088.6
                                                                               =========    =========    =========

(1) During the March 2005 quarter, approximately $400 million in sports and gaming assets were transferred from Equipment Finance to Business Credit. Prior periods have not been restated.

                         CIT GROUP INC. AND SUBSIDIARIES
                                  SEGMENT DATA
                              (dollars in millions)

                                                     Quarters Ended
                                         --------------------------------------
                                          March 31,   December 31,    March 31,
                                            2005          2004          2004
                                         ---------    ------------   ----------
Specialty Finance Group
   Specialty Finance - commercial
   Operating margin                      $   213.0     $   202.2     $   195.7
   Net income                                 74.9          64.5          68.8
   Return on AEA                              2.70%         2.26%         2.82%
   Return on risk-adjusted capital            21.7%         18.7%         21.6%
   New business volume                   $ 2,337.5     $ 2,529.2     $ 2,518.0
   Specialty Finance - consumer
   Operating margin                      $    44.9     $    36.8     $    30.4
   Net income                                 16.5          12.5           8.0
   Return on AEA                              0.85%         1.01%         1.10%
   Return on risk-adjusted capital            12.9%         13.3%         11.5%
   New business volume                   $ 1,362.5     $ 1,637.2     $ 1,057.9
   Total Specialty Finance Group
   Operating margin                      $   257.9     $   239.0     $   226.1
   Net income                                 91.4          77.0          76.8
   Return on AEA                              1.94%         1.89%         2.43%
   Return on risk-adjusted capital            19.2%         17.5%         19.7%
   New business volume                   $ 3,700.0     $ 4,166.4     $ 3,575.9

Commercial Finance Group
   Commercial Finance (Commercial
     Services / Business Credit)
   Operating margin                      $   167.0     $   175.5     $   153.6
   Net income                                 73.6          78.7          66.6
   Return on AEA                              3.40%         3.74%         3.33%
   Return on risk-adjusted capital            24.0%         25.1%         22.8%
   New business volume                   $   774.6     $   658.1     $   667.3
   Equipment Finance
   Operating margin                      $    56.7     $    65.9     $    48.3
   Net income                                 20.3          25.2          15.6
   Return on AEA                              1.23%         1.45%         0.91%
   Return on risk-adjusted capital             8.7%         10.2%          6.3%
   New business volume                   $   988.0     $ 1,496.0     $   922.1
   Capital Finance
   Operating margin                      $    71.2     $    69.0     $    55.7
   Net income                                 33.0          29.2          25.1
   Return on AEA                              1.35%         1.23%         1.11%
   Return on risk-adjusted capital             9.6%          8.7%          7.8%
   New business volume                   $   334.1     $   783.8     $   162.6
   Total Commercial Finance Group
   Operating margin                      $   294.9     $   310.4     $   257.6
   Net income                                126.9         133.1         107.3
   Return on AEA                              2.03%         2.14%         1.79%
   Return on risk-adjusted capital            14.4%         14.9%         12.5%
   New business volume                   $ 2,096.7     $ 2,937.9     $ 1,752.0

Corporate and Other
   Operating margin                      $    42.3     $    58.5     $    24.9
   Net (loss) income                          (7.9)         (6.3)          5.2
   Return on AEA                             (0.08)%       (0.07)%        0.04%
Consolidated
   Operating margin                      $   595.1     $   607.9     $   508.6
   Net income                                210.4         203.8         189.3
   Return on AEA                              1.91%         1.97%         2.05%
   Return on average tangible
     stockholders' equity                     15.3%         15.2%         15.1%
   New business volume                   $ 5,796.7     $ 7,104.3     $ 5,327.9

                         CIT GROUP INC. AND SUBSIDIARIES
                                 CREDIT METRICS
                              (dollars in millions)

                                                                                                Quarters Ended
                                                                           --------------------------------------------------------
                                                                            March 31, 2005     December 31, 2004   March 31, 2004
                                                                               $        %         $          %        $         %
                                                                           -----------------  ------------------  -----------------
Net Credit Losses - Owned as a Percentage of Average
  Finance Receivables
      Specialty Finance - commercial                                       $   19.4    0.87%  $   26.8     1.19%  $   28.5    1.43%
      Specialty Finance - consumer                                             11.0    0.59%      10.6     0.90%      10.2    1.47%
                                                                           --------           --------            --------
        Total Specialty Finance Group                                          30.4    0.74%      37.4     1.09%      38.7    1.44%
                                                                           --------           --------            --------
      Commercial Finance (Commercial Services / Business Credit)(1)            11.4    0.37%       6.0     0.19%      26.4    0.91%
      Equipment Finance(1)                                                      6.9    0.46%       3.6     0.23%      26.3    1.67%
      Capital Finance                                                           0.4    0.06%      (1.0)   (0.14)%      7.9    1.16%
                                                                           --------           --------            --------
        Total Commercial Finance Group                                         18.7    0.35%       8.6     0.16%      60.6    1.17%
                                                                           --------           --------            --------
      Total                                                                $   49.1    0.52%  $   46.0     0.52%  $   99.3    1.26%
                                                                           ========           ========            ========

Net Credit Losses - Managed as a Percentage of Average
  Managed Finance Receivables
      Specialty Finance - commercial                                       $   29.7    0.92%  $   37.0     1.14%  $   40.0    1.29%
      Specialty Finance - consumer                                             16.5    0.76%      15.5     1.03%      14.7    1.29%
                                                                           --------           --------            --------
        Total Specialty Finance Group                                          46.2    0.86%      52.5     1.11%      54.7    1.29%
                                                                           --------           --------            --------
      Commercial Finance (Commercial Services / Business Credit)               11.4    0.37%       6.0     0.19%      26.4    0.91%
      Equipment Finance                                                        12.4    0.57%      11.2     0.48%      41.6    1.78%
      Capital Finance                                                           0.4    0.06%      (1.0)   (0.14)%      7.9    1.16%
                                                                           --------           --------            --------
        Total Commercial Finance Group                                         24.2    0.41%      16.2     0.26%      75.9    1.28%
                                                                           --------           --------            --------
      Total                                                                $   70.4    0.62%  $   68.7     0.63%  $  130.6    1.29%
                                                                           ========           ========            ========

                                                                            March 31, 2005     December 31, 2004   March 31, 2004
                                                                               $        %         $          %        $         %
                                                                           -----------------  ------------------  -----------------
Finance Receivables Past Due 60 days or more - Owned as
  a Percentage of Finance Receivables
      Specialty Finance - commercial                                       $  278.5    3.15%  $  283.3     3.22%  $  247.2    3.12%
      Specialty Finance - consumer                                            239.8    2.40%     116.4     2.27%      97.6    2.94%
                                                                           --------           --------            --------
        Total Specialty Finance Group                                         518.3    2.75%     399.7     2.87%     344.8    3.07%
                                                                           --------           --------            --------
      Commercial Finance (Commercial Services / Business Credit)              124.5    0.93%     124.7     1.06%     125.4    1.08%
      Equipment Finance                                                        52.9    0.87%      50.1     0.79%     113.8    1.79%
      Capital Finance                                                          27.4    0.97%      33.5     1.13%      25.4    0.87%
                                                                           --------           --------            --------
        Total Commercial Finance Group                                        204.8    0.92%     208.3     0.99%     264.6    1.26%
                                                                           --------           --------            --------
      Total                                                                $  723.1    1.76%  $  608.0     1.73%  $  609.4    1.89%
                                                                           ========           ========            ========
Non-performing Assets - Owned as a Percentage of Finance Receivables
      Specialty Finance - commercial                                       $  172.2    1.95%  $  165.9     1.88%  $  163.4    2.06%
      Specialty Finance - consumer                                            125.0    1.25%     119.3     2.32%     104.8    3.16%
                                                                           --------           --------            --------
        Total Specialty Finance Group                                         297.2    1.58%     285.2     2.05%     268.2    2.39%
                                                                           --------           --------            --------
      Commercial Finance (Commercial Services / Business Credit)              110.0    0.82%     112.1     0.95%     143.3    1.23%
      Equipment Finance                                                       102.2    1.67%     131.2     2.06%     213.9    3.36%
      Capital Finance                                                          18.9    0.67%      11.1     0.38%      42.0    1.44%
                                                                           --------           --------            --------
        Total Commercial Finance Group                                        231.1    1.03%     254.4     1.21%     399.2    1.91%
                                                                           --------           --------            --------
      Total                                                                $  528.3    1.28%  $  539.6     1.54%  $  667.4    2.07%
                                                                           ========           ========            ========

Finance Receivables Past Due 60 days or more - Managed as
  a Percentage of Managed Financial Assets
      Specialty Finance - commercial                                       $  371.0    2.70%  $  402.1     2.82%  $  371.8    2.85%
      Specialty Finance - consumer                                            343.7    3.00%     227.8     3.45%     206.1    4.03%
                                                                           --------           --------            --------
        Total Specialty Finance Group                                         714.7    2.83%     629.9     3.02%     577.9    3.19%
                                                                           --------           --------            --------
      Commercial Finance (Commercial Services / Business Credit)              124.5    0.93%     124.7     1.06%     125.4    1.08%
      Equipment Finance                                                        81.6    0.92%      90.3     0.96%     199.1    2.09%
      Capital Finance                                                          27.4    0.97%      33.5     1.13%      25.4    0.87%
                                                                           --------           --------            --------
        Total Commercial Finance Group                                        233.5    0.93%     248.5     1.03%     349.9    1.45%
                                                                           --------           --------            --------
      Total                                                                $  948.2    1.88%  $  878.4     1.95%  $  927.8    2.20%
                                                                           ========           ========            ========

(1) During the March 2005 quarter, approximately $400 million in sports and gaming assets were transferred from Equipment Finance to Business Credit. Prior period data have not been restated.

                         CIT GROUP INC. AND SUBSIDIARIES
                              RATIOS AND OTHER DATA
                  (dollars in millions, except per share data)

                                                                                                    Quarters Ended
                                                                                       ---------------------------------------------
                                                                                       March 31,      December 31,         March 31,
Profitability                                                                            2005             2004               2004
                                                                                       ---------      ------------         ---------
Net finance margin as a percentage of AEA(1)                                               3.54%             3.94%             3.94%
Net finance margin after provision as a percentage of AEA(1)                               3.13%             3.92%             3.01%
Salaries and general operating expenses as a percentage of AMA                             2.01%             2.20%             2.08%
Efficiency ratio(1)                                                                        40.8%             44.5%             40.4%
Return on average stockholders' equity                                                     13.6%             13.7%             13.8%
Return on average tangible stockholders' equity                                            15.3%             15.2%             15.1%
Return on AMA                                                                              1.62%             1.65%             1.64%
See "Non-GAAP Disclosures" for additional information regarding profitability ratio and metric  comparisons

Securitization Volume
Specialty Finance - Commercial                                                       $    675.1      $    1,256.6      $      963.3
Equipment Finance                                                                         253.9             310.5             273.1
                                                                                     ----------      ------------      ------------
Total                                                                                $    929.0      $    1,567.1      $    1,236.4
                                                                                     ==========      ============      ============

Average Assets
Average Finance Receivables (AFR)                                                    $ 37,766.1      $   35,438.2      $   31,415.1
Average Earning Assets (AEA)                                                           44,084.6          41,358.6          36,865.1
Average Managed Assets (AMA)                                                           51,954.7          49,466.5          46,104.0
Average Operating Leases (AOL)                                                          8,264.1           8,099.9           7,590.0
Average Stockholders' Equity                                                            6,170.3           5,969.6           5,506.5
Average Tangible Stockholders' Equity                                                   5,498.5           5,374.4           5,019.9
Note: These averages are based on an ending 4 month average

                                                                                       March 31,      December 31,         March 31,
                                                                                         2005             2004               2004
                                                                                       ---------      ------------         ---------
Capital and Leverage
Tangible stockholders' equity to managed assets                                            9.59%            10.72%            10.69%
Debt (net of overnight deposits) to tangible stockholders' equity                          7.32x             6.28x             6.15x
Tangible book value per share                                                            $25.54            $26.03            $24.07

Reserve for Credit Losses
Reserve for credit losses as a percentage of finance receivables                           1.51%             1.76%             1.98%
Reserve for credit losses as a percentage of finance receivables
  past due 60 days or more                                                                 85.8%            101.5%            104.5%
Reserve for credit losses as a percentage of non-performing assets                        117.4%            114.4%             95.4%

(1) Prior period ratios have been restated to reflect the movement of certain asset costs from general operating expenses to the margin. Net finance margin as a percentage of AEA declined by 11 basis points (bp) and 8 bp for the quarters ended December 31 and March 31, 2004, respectively. Net finance margin after provision as a percentage of AEA declined by 10 bp and 8 bp for the quarters ended December 31 and March 31, 2004, and the efficiency ratio improved by 9 bp and 7 bp, respectively. The amount reclassed for the quarters ended March 31, 2005, December 31, 2004 and March 31,2004 was $11.7 million, $10.5 million and $7.3 million, respectively.

                         CIT GROUP INC. AND SUBSIDIARIES
                            Aerospace Portfolio Data
                     (dollars in millions unless specified)

Total Aerospace Portfolio:      March 31,         December 31,         March 31,
Financing and leasing assets      2005               2004                2004
                               ----------         ------------       -----------
  Commercial                   $  5,186.5         $  5,125.6         $  4,700.9
  Regional                     $    292.0         $    302.6         $    291.7
Number of planes:
  Commercial                        208                212                  209
  Regional                          121                121                  119

                                                             March 31, 2005         December 31, 2004          March 31, 2004
                                                          --------------------     -------------------      --------------------
Commercial Aerospace Portfolio:
                                                             Net                      Net                      Net
By Region:                                                Investment    Number     Investment    Number     Investment    Number
                                                          ----------    ------     ----------    ------     ----------    ------
  Europe                                                  $  2,150.5      70       $  2,160.0      72       $  1,994.8      66
  North America                                              1,114.6      62          1,057.7      66          1,001.7      72
  Asia Pacific                                               1,257.1      48          1,242.4      46          1,040.8      40
  Latin America                                                598.7      24            611.3      25            606.5      28
  Africa / Middle East                                          65.6       4             54.2       3             57.1       3
                                                          ----------     ---       ----------     ---       ----------     ---
  Total                                                   $  5,186.5     208       $  5,125.6     212       $  4,700.9     209
                                                          ==========     ===       ==========     ===       ==========     ===
By Manufacturer:
  Boeing                                                  $  2,572.5     128       $  2,558.8     133       $  2,577.0     140
  Airbus                                                     2,559.2      71          2,536.9      70          2,104.8      57
  Other                                                         54.8       9             29.9       9             19.1      12
                                                          ----------     ---       ----------     ---       ----------     ---
  Total                                                   $  5,186.5     208       $  5,125.6     212       $  4,700.9     209
                                                          ==========     ===       ==========     ===       ==========     ===
By Body Type (1):
  Narrow body                                             $  3,956.5     164       $  3,894.9     168       $  3,416.5     159
  Intermediate                                                 828.2      18            842.7      18            866.5      18
  Wide body                                                    347.0      17            358.1      17            398.8      20
  Other                                                         54.8       9             29.9       9             19.1      12
                                                          ----------     ---       ----------     ---       ----------     ---
  Total                                                   $  5,186.5     208       $  5,125.6     212       $  4,700.9     209
                                                          ==========     ===       ==========     ===       ==========     ===
By Product:
  Operating lease                                         $  4,394.2     162       $  4,324.6     167       $  3,991.6     159
  Leverage lease (other)                                       337.2      12            336.6      12            235.0      12
  Leverage lease (tax optimized)                               218.0       9            221.0       9            218.9       9
  Capital lease                                                132.7       6            137.4       6            148.4       7
  Loan                                                         104.4      19            106.0      18            107.0      22
                                                          ----------     ---       ----------     ---       ----------     ---
  Total                                                   $  5,186.5     208       $  5,125.6     212       $  4,700.9     209
                                                          ==========     ===       ==========     ===       ==========     ===

Number of accounts                                                94                       92                       85
Weighted average age of fleet (years)                              7                        6                        7
Largest customer net investment                           $    284.5               $    286.4               $    266.6

New Aircraft Delivery Order Book
  (dollars in billions)
  For the Years Ending December 31,
    2004 (Remaining 2004)                                                                                   $      0.7      17
    2005 (Remaining 2005)                                 $      0.8      15       $      0.9      18              0.9      18
    2006                                                         0.9      19              1.0      20              1.0      20
    2007                                                         0.3       7              0.3       5              0.3       5
                                                          ----------     ---       ----------     ---       ----------     ---
    Total                                                 $      2.0      41       $      2.2      43       $      2.9      60
                                                          ==========     ===       ==========     ===       ==========     ===

(1) Narrow body are single aisle design and consist primarily of Boeing 737 and 757 series and Airbus A320 series aircraft. Intermediate body are smaller twin aisle design and consist primarily of Boeing 767 series and Airbus A330 series aircraft. Wide body are large twin aisle design and consist primarily of Boeing 747 and 777 series and McDonnell Douglas DC10 series aircraft.

                         CIT GROUP INC. AND SUBSIDIARIES
                              Non-GAAP Disclosures
                              (dollars in millions)

                                                                                           March 31,     December 31,    March 31,
                                                                                            2005           2004           2004
                                                                                         -----------    ------------    ----------
Managed assets (1):
Finance receivables                                                                      $  41,182.5    $  35,048.2    $  32,187.4
Operating lease equipment, net                                                               8,313.1        8,290.9        7,576.2
Finance receivables held for sale                                                            1,481.3        1,640.8        1,006.2
Equity and venture capital investments (included in other assets)                              101.8          181.0          251.8
                                                                                         -----------    -----------    -----------
Total financing and leasing portfolio assets                                                51,078.7       45,160.9       41,021.6
    Securitized assets                                                                       7,716.6        8,309.7        9,067.0
                                                                                         -----------    -----------    -----------
    Managed assets                                                                       $  58,795.3    $  53,470.6    $  50,088.6
                                                                                         ===========    ===========    ===========

Earning assets (2):
Total financing and leasing portfolio assets                                             $  51,078.7    $  45,160.9    $  41,021.6
      Credit balances of factoring clients                                                  (4,269.8)      (3,847.3)      (3,619.4)
                                                                                         -----------    -----------    -----------
Earning assets                                                                           $  46,808.9    $  41,313.6    $  37,402.2
                                                                                         ===========    ===========    ===========

Tangible equity (3):
Total equity                                                                             $   6,318.0    $   6,055.1    $   5,492.7
      Other comprehensive (income) loss relating to
        derivative financial instruments                                                       (20.3)          27.1          102.9
      Unrealized gain on securitization investments                                             (7.7)          (8.5)         (11.3)
      Goodwill and intangible assets                                                          (906.4)        (596.5)        (485.5)
                                                                                         -----------    -----------    -----------
Tangible common equity                                                                       5,383.6        5,477.2        5,098.8
      Preferred capital securities                                                             253.3          253.8          255.1
                                                                                         -----------    -----------    -----------
Tangible equity                                                                          $   5,636.9    $   5,731.0    $   5,353.9
                                                                                         ===========    ===========    ===========

Debt, net of overnight deposits (4):
Total debt                                                                               $  42,525.3    $  37,724.8    $  34,075.8
      Overnight deposits                                                                    (1,006.3)      (1,507.3)        (884.0)
      Preferred capital securities                                                            (253.3)        (253.8)        (255.1)
                                                                                         -----------    -----------    -----------
Debt, net of overnight deposits                                                          $  41,265.7    $  35,963.7    $  32,936.7
                                                                                         ===========    ===========    ===========

Earnings per share, excluding certain items(5)
GAAP earnings per share                                                                  $      0.98    $      0.95    $      0.88
      Loss on accelerated liquidations - manufactured housing                                     --           0.04             --
      (Gain)/loss on accelerated liquidations - venture capital investments                    (0.03)          0.04             --
      Reduction of specific credit loss reserves                                                  --          (0.12)            --
      Gain on debt redemption                                                                     --             --          (0.12)
                                                                                         -----------    -----------    -----------
Adjusted earnings per share                                                              $      0.95    $      0.91    $      0.76
                                                                                         ===========    ===========    ===========

Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to trends in the business to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.

1) Managed assets are utilized in certain credit and expense ratios. Securitized assets are included in managed assets because CIT retains certain credit risk and the servicing related to assets that are funded through securitizations.

2) Earning assets are utilized in certain revenue and earnings ratios. Earning assets are net of credit balances of factoring clients. This net amount, which corresponds to amounts funded, is a basis for revenues earned.

3)Tangible equity is utilized in leverage ratios, and is consistent with certain rating agency measurements. Other comprehensive losses and unrealized gains on securitization investments (both included in the separate component of equity) are excluded from the calculation, as these amounts are not necessarily indicative of amounts which will be realized.

4) Debt, net of overnight deposits is utilized in certain leverage ratios. Overnight deposits are excluded from these calculations, as these amounts are retained by the Company to repay debt. Overnight deposits are reflected in both debt and cash and cash equivalents.

5) The diluted EPS related to the items listed are shown separately, as the items are not indicative of our on-going operations.